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                                                                    EXHIBIT 10.2

                              TERMINATION AGREEMENT
                               AND GENERAL RELEASE

This Termination and General Release (this "Agreement") is made and entered into by and between Brian J. Barr ("Executive") and DevX Energy, Inc., a Delaware corporation ("Company").

                                    RECITALS:

     WHEREAS, the Company has employed the Executive pursuant to the terms of that certain Employment Agreement dated as of November 10, 2000, between the Executive and the Company (the "Employment Agreement") that grants the Executive certain rights upon termination of the Executive's employment with the Company for certain reasons; and

     WHEREAS, the Executive and the Company have reached the following agreement relating to the Executive's employment with the Company, and the termination of that employment for Executive's Failure to Relocate, and to provide a complete release of the Executive of any claims or causes of action he might have against the Company in connection with his employment by the Company and the termination of such employment;

     NOW THEREFORE, in consideration of the payments set forth below, and the mutual promises and actions contained herein, it is agreed as follows:

                                   AGREEMENT:

1. TERMINATION OF EMPLOYMENT AGREEMENT. The Company desires to continue to employ Executive through no later than November 6, 2001 to assist the Company
(i) in the closing of the Company's Ottawa, Ontario office, (ii) with its upcoming annual meeting of stockholders, (iii) in the transition of Executive's job responsibilities, and (iv) such other tasks consistent with Executive's current job description and function. Executive shall continue to be employed (and continue to receive his current salary and other benefits, including accrual of vacation), by the Company through the earlier of (a) written notice of termination or (b) November 6, 2001 (the earlier of such dates being the "Termination Date"). In order to facilitate the transition of the Executive's duties and responsibilities pending the Termination Date, the Company has requested the Executive and the Executive hereby relinquishes all officer and director positions effective on August 29, 2001 provided that until such time as the Executive's employment is terminated in accordance with this Agreement, the Employment Agreement shall continue to be interpreted to the extent it defines Executive's positions and duties. Upon the Termination Date, the Executive's employment with the Company will terminate, and the Executive will relinquish any and all other titles and positions, and all authorities and employment with respect to the Company and all members of the Company Group (as defined below). As used herein, "Company Group" means the Company, and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, and
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for purposes of this definition "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

     Upon execution of this Agreement, the parties hereto agree that the Employment Agreement shall terminate and the terms and provisions of this Agreement shall supersede the Employment Agreement; provided, however, that the covenants and agreements set forth in Paragraphs 7, 8, 11, 12 and 13 of the Employment Agreement shall survive and remain in full force and effect. In addition, certain terms and descriptions set forth in the Employment Agreement shall survive as referenced in this Agreement.

2. PAYMENTS AND BENEFITS RELATING TO EXECUTIVE'S TERMINATION. As a result of the Executive's termination for Failure to Relocate, the Executive shall receive the following payments and benefits.

     (a) Separation Payment. Subject to the provisions of, and in consideration of the Executive's agreement to comply with the terms of this Agreement, the Company shall pay to the Executive in a lump sum payment the 30th day after the execution of this Agreement or the Termination Date, whichever is later, the aggregate of the following amounts:

          (i)   $130,000.00 which comprises the sum of the one year's Base
                Salary;

          (ii) if the Termination Date is earlier than November 6, 2001, an amount equal to the Base Salary that would have accrued between the Termination Date and November 6, 2001 had the Executive continued to be employed through November 6, 2001;

          (iii) $27,602.74 which comprises the prorated share of the Executive's Annual Bonus through November 6, 2001; and

          (iv) $1,500.00 which represents the value of Executive's accrued but unpaid vacation through November 6, 2001.

     (b) Welfare Benefit Continuation. Until such time as the Executive becomes employed either directly or indirectly by any single business entity on a full-time basis, or through November 6, 2002, whichever is earlier (the "Benefit Termination Date"), the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those that would have been provided to them in accordance with the plans, programs, and arrangements as in effect immediately prior to the Termination Date. At the Company's discretion, the Company may pay the cash equivalent of current benefits through November 6, 2002 in the amount of $14,500.00. Any or all of such benefits may be modified or amended from time to time by the Company, except such modifications shall only be applicable to the Executive if they are applied to other senior Company executives. After the Benefits Termination Date,

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     the Executive's right to continue or convert coverage shall be governed by the terms of such plans and programs and applicable laws. Executive acknowledges and agrees that, because he is a Canadian resident and citizen, no member of the Company Group is required to maintain or pay for healthcare or other benefit programs for or on account of Executive pursuant to COBRA.

     While the Executive continues to participate in the Company's employee benefits programs he shall continue to pay applicable employee premiums, if any, to the same extent that Executive paid immediately prior to the Termination Date.

     (c) Change of Control Payment. In the event of a Change of Control as defined in Paragraph 1.6 of the Employment Agreement on or before March 31, 2003, the Company shall pay Executive an additional lump sum cash payment of (x) $65,000.00 which represents one-half (1/2) of the Executive's Base Salary and (y) an amount equal to the remainder of the target bonus which would have accrued from the Termination Date through December 31, 2001. Such payment shall be made at the same time and in the same manner as other executives of the Company receiving similar payments.

     (d) Cancellation of Incentive Stock Options. The grant under the Company's 1997 Incentive Equity Plan of incentive stock options to purchase 25,000 shares of Common Stock at an exercise price of $7.00 per share made by the Company to Executive pursuant to the terms and conditions of that certain Incentive Stock Option Agreement dated October 2000 is hereby canceled.

     (e) Issuance of Warrant. Immediately upon execution of this Agreement, the Company shall issue to Executive a Warrant duly authorized by the Company's Board of Directors granting Executive the right to purchase 25,000 shares of Common Stock at an exercise price of $7.00 at any time prior to February 24, 2003, subject to the vesting schedule provided in the Warrant. All shares of Common Stock underlying the Warrant shall be registered with the Securities and Exchange Commission as soon as practical under the Securities Act of 1933, as amended. A form of the Warrant is attached hereto as Exhibit A. The shares of Common Stock underlying the Warrant may be registered in the same time frame that the Company registers other Options available to its executives, if applicable.

3. RETURN OF COMPANY PROPERTY. The Executive has returned (or, within 10 days of the Termination Date, will return) to the Company all of its real, personal and/or intellectual property, including all Confidential Information described in Paragraph 1.10 of the Employment Agreement. Executive will, however, be allowed to retain his company provided cellular telephone and laptop computer.

4. CONSULTING AGREEMENT. If the Company deems such an arrangement appropriate, Executive will agree to provide consultant services for up to twelve (12) months from the Termination Date. In his capacity as a consultant for up to 5 hours during any 30 day period, Executive shall be available

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to answer questions by telephone or otherwise provide information to the
Company, its successors, assigns, employees, agents or representatives. Should Executive's services exceed five (5) hours in any given thirty (30) day period, Company agrees to pay Executive $100.00 per hour for each additional hour. Further, the Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in connection with the performance of any such services.

5. NON-SOLICITATION. The Executive agrees that at no time prior to November 10, 2002 will he either directly or indirectly, solicit any employee of the Company to (x) accept employment, whether permanent or temporary, with the Executive or any business entity which competes with and/or provides services similar to the Company and with which the Executive is associated in any manner, or (y) to terminate such employee's employment with the Company.

6. RELEASE BY THE EXECUTIVE. Effective upon the Termination Date and in consideration for the Company's promises provided herein, the Executive hereby releases, acquits, and forever discharges the Company, its owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, controversies, demands, rights, disputes, and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, accrued or not accrued, arising prior to or existing at the Termination Date which the Executive may have or claim to have against any of the persons or entities released regarding any matter.

     This Release includes, but is not limited to, any claim or cause of action involving securities or securities transactions or for discrimination under Title VII of the Civil Rights Act of 1964, the Texas Commission on Human Rights Act, the Age Discrimination in Employment Act, and the Americans With Disabilities Act. It also includes any other statutory or common law cause of action providing rights for employees against their employers.

7. RELEASE BY THE COMPANY. Effective upon the Termination Date and in consideration for the Executive's promises provided herein, the Company Group hereby releases, acquits, and forever discharges Employee, his heirs, assigns, and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, controversies, demands, rights, disputes, and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, accrued or not accrued, arising prior to or existing at the Termination Date which the Company Group may have or claim to have against any of the persons or entities released regarding any matter.

8. NO MITIGATION. Except as set forth in paragraph 2(c), the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced based on whether or not the Executive obtains other employment.

9. WITHHOLDING TAXES AND REPORTING. The Executive recognizes that the payments and benefits provided under this Agreement may result in taxable income to him which the Company and

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its affiliates will report to the appropriate taxing authorities. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10. COSTS AND EXPENSES IN EVENT OF CONTEST. The Company agrees to pay as incurred, up to $25,000.00 in costs and expenses (including attorney's fees) that the Executive, or the Executive's heirs or legal representatives, have or may reasonably incur relating to or arising out of this Agreement including, but not limited to, as a result of any contest (regardless of the outcome thereof) by the Company, the Executive, or others of the validity or enforceability of, or liability under, any provision of this Agreement, or any guarantee of performance thereof (including as a result of any contest by the Executive, or the Executive's heirs or legal representatives, about the amount of any payment pursuant to the Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f) of the Code.

11. EXECUTIVE'S DEATH OR DISABILITY. In the event of the Executive's death or disability, the payments and benefits as set forth in paragraphs 2(a) and (c) to the extent not previously paid, shall be paid to the Executive's estate or beneficiary under the terms provided thereunder. In addition, the Welfare Benefits provided under paragraph 2(b) shall be timely provided or paid to the Executive's family in accordance with the terms of paragraph 2(b).

12. NO ADMISSION. This Agreement shall not in any way be construed as an admission by the Company or the Executive of any unlawful act whatsoever against the other or any other person. Except to the extent provided herein, the Company specifically disclaims any liability to or discrimination against the Executive or any other person on the part of itself, its employees, or its agents. The Executive specifically disclaims any liability to the Company Group or any other person on the part of himself, his heirs, or assigns.

13. CONFIDENTIALITY. The Executive and the Company specifically agree that they will neither now or at any time in the future disclose or cause to be disclosed the terms of this Agreement except (i) to their legal, tax and/or financial advisors; (ii) to the Executive's immediate family; (iii) to the Company's officers and directors; (iv) as required to enforce the provisions herein; or
(v) as otherwise required by applicable law. The Company and the Executive shall not in any way cooperate or lend assistance to any parties that are now, or may in the future be, involved in legal proceedings adverse to the Company or the Executive except as may be required by applicable law or with regard to claims brought by the Company or the Executive relating to or arising out of this Agreement.

14. PRESS RELEASE. If the Company issues a press release regarding Executive's termination, such press release shall be provided to Executive prior to issuance for Executive's review and comment.

15. COOPERATION. The parties agree to cooperate with each other in resolving or pursuing any litigation or administrative proceedings involving any matters with which Executive was involved

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during Executive's employment with the Company or his relationship or position with any and all members of the Company Group.

16. MISCELLANEOUS PROVISIONS.

     (a) Assignment of Agreement. The Executive represents that he has not transferred or assigned, or purported to assign or transfer, to any person or entity any claim involving the Company or any portion thereof or interest therein. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall extend to, be binding upon, and inure to the benefit of the parties hereto and their heirs, representatives, successors, and assigns. In the event that there shall occur any transaction involving a Change of Control of the Company, then the Company shall cause the party acquiring control of the Company to assume the obligations of the Company under this Agreement. Such assumption shall be made in writing in form and substance reasonably satisfactory to the Executive.

     (b) Severability. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby, and such illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

     (c) Entire Agreement. This Agreement sets forth the entire agreement between the parties and there are no other agreements or understandings other than those set out or specifically referenced in this Agreement.

     (d) Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. Unless there are specified times for performance or forbearance herein, no failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

     (e) Texas Law. This Agreement is made within the State of Texas and shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas, and shall in all cases be construed as a whole (according to its fair meaning, and not strictly for or against any of the parties).

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     (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

17. SEPARATE COUNSEL. The Executive is advised by the Company that before he signs this Agreement he should consult with an attorney.

18. 21 DAYS TO SIGN; 7-DAY REVOCATION PERIOD. By signing below, Executive confirms that he: (1) has read this Agreement carefully; (2) has been given a period of at least twenty-one (21) days to consider and review this Agreement;
(3) is aware of his right to consult with legal counsel and acknowledges that he has had ample opportunity to do so if he chose; and (4) understands all of the provisions contained in this Agreement. The Executive further understands that he may revoke this Agreement at any time during the seven (7) days after signing it, and that this Agreement shall not become effective until the seven (7) day revocation period has passed.

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Signed this 31st day of August, 2001.

                                      EXECUTIVE

                                      /s/ Brian J. Barr
                                      ------------------------------------------
                                      Brian J. Barr

PROVINCE OF ONTARIO, CANADA       )
                                  )
COUNTY OF CARLETON                )

     BEFORE ME, a Notary Public, on this day personally appeared Brian J. Barr, known to me to be the person whose name is subscribed on the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     Given under my hand and seal of office this 24th day of September, 2001.

                                      /s/ Bruce Benn
                                      ------------------------------------------
                                      Notary Public Signature, being a solicitor

[SEAL]

                                      My Commission Expires:
                                                             -------------------

                                       DEVX ENERGY, INC.


                                       By : /s/ Joseph T. Williams
                                       Name: Joseph T. Williams
                                       Title: Chairman of the Board

STATE OF TEXAS           )
                         )
COUNTY OF DALLAS         )

     BEFORE ME, a Notary Public, on this day personally appeared J.T. Williams, known to me to be the person whose name is subscribed on the foregoing instrument and acknowledged to me that the same was the act of DevX Energy, Inc., and that he has executed the same for the purposes and consideration therein expressed, and in the capacity therein stated.

     Given under my hand and seal of office this 27th day of September, 2001.

                                       /s/ C. Stephen Talley
                                       -----------------------------------------
                                       Notary Public Signature

[SEAL]

                                       My Commission Expires: 10/27/04



TERMINATION AGREEMENT AND GENERAL RELEASE                                PAGE 9